SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2009

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-133319

Delaware	51-0372090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5560 Tennyson Parkway

Plano, Texas 75024

(Address of principal executive offices)

(469) 241-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2009, LifeCare Holdings, Inc. (the “Company”) appointed Grant B. Asay, age 50, as Executive Vice President of Operations. Mr. Asay previously served as Regional Senior Vice President of Operations from June 2006 through September 2009. From 2002 until June 2006, Mr. Asay served as a Regional Director for Select Medical Corporation, a provider of specialty health care. In connection with the appointment as the Company’s Executive Vice President of Operations, the Company and its parent company, LCI Holding Company, Inc. (“Parent”), entered into an employment agreement with Mr. Asay that amended and restated Mr. Asay’s existing employment agreement with a subsidiary of the Company.

Mr. Asay’s employment agreement provides for an initial term of one year, subject to automatic one year renewals thereafter unless the agreement is terminated in accordance with its terms, and provides that Mr. Asay will serve as the Executive Vice President of Operations of Parent. Pursuant to the employment agreement, Mr. Asay is entitled to receive an annual base salary of $285,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Board. The target amount of the annual bonus is 60% of Mr. Asay’s base salary. If Mr. Asay is terminated other than for cause or resigns voluntarily for good reason, he will be entitled to receive continued salary and bonus for one year, with the amount of the annual bonus equal to the lesser of 60% of Mr. Asay’s base salary in effect on the date of termination or the annual bonus paid to him in respect of the immediately preceding fiscal year. Mr. Asay will be subject to non-competition, non-solicitation and certain confidentiality provisions for a period of one year following the termination of his employment.

In addition, Parent and the Company entered into an amended and restated transaction bonus agreement with Mr. Asay increasing the amount of the one-time bonus opportunity available to Mr. Asay under the agreement in connection with a change of control transaction, as a multiple of his base salary, from a range of approximately 1x to 5x to a range of approximately 1x to 7.5x. The actual amount to be earned will be based upon the value associated with the Company upon a change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECARE HOLDINGS, INC.

Date: September 25, 2009	By:	/s/ Chris A. Walker
	Name:	Chris A. Walker
	Title:	Chief Financial Officer